Exhibit 99.1

    PEOPLESUPPORT REPORTS RECORD THIRD QUARTER 2007 RESULTS

    Quarterly Revenues Accelerate to $36.9 Million, up 23%
Year-Over-Year

    Year-to-Date Revenues Increase to $104.9 Million, up 33% From the Year-Ago Period

    PeopleSupport, Inc. (Nasdaq:PSPT), a leading offshore business process outsourcing (BPO) provider, today announced record financial results for the three and nine months ended September 30, 2007.

    Highlights - Third Quarter 2007

    -- Quarterly revenue increased to $36.9 million, up 23% from the year-ago quarter

    -- Quarterly net income was $6.4 million, compared to $3.5 million in the year-ago quarter

    -- Quarterly diluted GAAP EPS was $0.27, compared to $0.18 in the year-ago quarter

    -- Net cash provided by operating activities for the quarter was $10.5 million

    Revenue for the third quarter of 2007 increased to $36.9 million, an increase of 23% from revenue of $30.1 million in the third quarter of 2006, and up 8% sequentially from revenue of $34.3 million in the second quarter of 2007.

    "We are pleased with our strong performance in the third quarter, as a result of steady growth from established clients and rapid growth from newer clients in financial services, technology and healthcare," said Lance Rosenzweig, PeopleSupport CEO and Chairman. "PeopleSupport's results were driven by our ability to execute well for our clients. Our strategic investments in specific vertical industries enabled us to improve productivity and operational efficiency. PeopleSupport is also launching new services, such as providing facilities and BPO infrastructure to Fortune 500 and mid-market companies pursuing captive BPO operations in the Philippines. We believe that this expansion of our service offering will help PeopleSupport accelerate growth, diversify our client base and improve margins."

    Richard Bledsoe, Chief Operating Officer, added, "During the quarter, we focused on optimizing our operations on many levels with the primary focus being improved service levels to our clients. Our improved processes in each key vertical has enabled PeopleSupport to boost employee productivity, improve asset utilization, and most importantly, enhance client satisfaction."

    Operating income for the third quarter of 2007 was $2.4 million, with operating margins of 6.5%, an improvement compared to second quarter of 2007 operating income of $0.5 million, with operating margins of 1.5%, and lower than the third quarter of 2006 operating income of $4.0 million, or operating margins of 13.2%, as expected.

    Caroline Rook, Chief Financial Officer, said, "Quarter-over-quarter, operating margin performance continued to improve, primarily due to strong demand for high quality offshore BPO services, as well as improved infrastructure utilization and operational efficiency gains. As expected, operating margins were lower than a year-ago, primarily resulting from an unfavorable Philippine Peso currency exchange rate, as well as increased FAS 123(R) expense and additional operational capacity built in the interim, including our center in Baguio, Philippines."

    Rook continued, "PeopleSupport has foreign currency forward contracts to reduce the downside risk of a fluctuating Philippine Peso exchange rate relative to the U.S. dollar. During the third quarter of 2007, PeopleSupport recognized a net gain of approximately $2.2 million in other income from its forward foreign currency contracts ($1.1 million realized and $1.1 million unrealized). Since a year ago, the Philippine Peso appreciated significantly against the U.S. dollar and reduced third quarter operating margins by 5.5% when compared to the third quarter 2006 Peso rate. FAS 123(R) non-cash stock-based compensation expense was $1.4 million or 3.8% of revenue in the third quarter of 2007, compared to $0.7 million or 2.4% of revenue in the year-ago quarter, and $1.4 million or 4.0% of revenue in the second quarter of 2007."

    Third quarter 2007 net income was $6.4 million, or $0.27 per diluted share based on 23.8 million diluted weighted average shares outstanding, compared to third quarter 2006 net income of $3.5 million, or $0.18 per diluted share based on 19.1 million diluted weighted average shares outstanding, and second quarter 2007 net income of $3.9 million, or $0.16 per diluted share based on 24.0 million diluted weighted average shares outstanding.

    Net cash provided by operating activities for the third quarter of 2007 was $10.5 million. Net cash used for financing activities included $13.6 million in acquisition of PeopleSupport common stock as a part of the company's $25.0 million common stock repurchase program. As of today, PeopleSupport is substantially done with its stock repurchase program having repurchased nearly $25.0 million of stock through the date of this release.

    Highlights - Nine Months Ended September 30, 2007

    -- Revenue increased to $104.9 million, up 33% from the year-ago period

    -- Net income was $14.1 million, compared to $10.2 million in the year-ago period

    -- Diluted EPS was $0.59, compared to $0.54 in the year-ago period

    --  Net cash provided by operating activities was $22.6 million

    Revenue for the nine months ended September 30, 2007 increased to $104.9 million, an increase of 33% from $79.1 million in the same period in 2006. Net income was $14.1 million, or $0.59 per diluted share based on 24.0 million diluted weighted average shares outstanding, compared to $10.2 million, or $0.54 per diluted share based on 18.9 million diluted weighted average shares outstanding, in the year-ago period.

    Net cash provided by operating activities for nine months ended September 30, 2007 was $22.6 million. As of September 30, 2007, cash and cash equivalents and marketable securities totaled $129.4 million.

    Outlook

    Rosenzweig added, "As we move into 2008, we remain confident that our commitment to partnering with our clients to improve service and customer satisfaction in a cost-effective manner is a key differentiator for PeopleSupport. We believe this approach will continue to fuel strong growth. PeopleSupport's sales pipeline consists of small and large prospects in key industries, demonstrating strong demand for high quality offshore BPO services. Consistent with our previous guidance for the fourth quarter, we expect a seasonal decrease in revenues and operating margins in the fourth quarter due to our exposure to the travel and technology industries, which typically experience reduced demand in that period, as well as a stronger Philippine Peso foreign exchange rate."

    For the fourth quarter and full year 2007, PeopleSupport assumed an average and ending Philippine Peso rate of 44.0 pesos to the U.S. dollar as of December 31, 2007.

    Guidance for the quarter ending December 31, 2007:

    --  Revenue is expected to be between $35.7 and $36.5 million

    -- Operating income is expected to be between ($0.5) million and ($0.1) million, and includes non-cash FAS 123(R) expense of approximately $1.8 million

    -- Net gain of approximately $5.9 million in other income from forward foreign currency contracts

    -- Diluted GAAP EPS is expected to be between $0.28 and $0.29 based on approximately 22.3 million shares outstanding on a diluted basis

    Guidance for the full fiscal year ending December 31, 2007:

    --  Revenue is expected to be between $140.6 and $141.4 million

    -- Operating income is expected to be in the range of $3.6 million and $3.9 million, and includes non-cash FAS 123(R) expense of approximately $5.7 million

    -- Net gain of approximately $11.2 million in other income from forward foreign currency contracts

    -- Diluted EPS is expected to be in the range of $0.86 and $0.88 based on approximately 23.6 million shares outstanding on a diluted basis

    Conference Call with Management

    PeopleSupport's executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport's website at www.peoplesupport.com. A replay of the conference call will be available on the company's website for an extended period of time.

    About PeopleSupport

    PeopleSupport, Inc. (Nasdaq:PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,400 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 9,000 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

    Forward-Looking Statements

    Certain statements in this press release, including but not limited to, those related to anticipated revenues, operating income and earnings for the fourth quarter and full year ending December 31, 2007 and full year 2008 expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. The company bases these statements on management's beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company's dependence on a limited number of clients; foreign currency exchange risk; risks associated with operations in the Philippines and Costa Rica; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company's services; competitive conditions in the markets the company serves; the company's ability to manage growth, including integration of acquired companies; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.


                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)

                                             September 30 December 31,
                                                 2007         2006
                                             ------------ ------------
ASSETS                                       (Unaudited)
Current assets:
 Cash and cash equivalents                      $ 77,757     $ 80,880
 Marketable securities                            24,000       39,520
 Accounts receivable, net of allowance for
  doubtful accounts of $1,198 (2007) and $947
  (2006)                                          19,957       18,127
 Deferred tax assets                               1,888        1,888
 Prepaid expenses and other current assets         6,730        5,745
                                             ------------ ------------
 Total current assets                            130,332      146,160
Property and equipment, net                       35,066       22,080
Marketable securities                             27,608       20,133
Deferred tax assets                               18,934       18,372
Goodwill and other intangible assets               8,309        8,346
Other long-term assets                             2,995        2,500
                                             ------------ ------------
Total assets                                    $223,244     $217,591
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                               $  2,978     $  7,389
 Accrued liabilities                              13,266        9,963
 Deferred revenue                                  5,539        4,515
 Other current liabilities                            75          106
                                             ------------ ------------
 Total current liabilities                        21,858       21,973
Deferred rent                                      2,457        1,812
Other long-term liabilities                           65        1,347
                                             ------------ ------------
Total liabilities                                 24,380       25,132
                                             ------------ ------------

Commitments and contingencies

Minority interest                                      -           29
                                             ------------ ------------

Stockholders' equity:
 Common stock; $0.001 par value; authorized
  87.0 million shares; 23.7 and 23.5 million
  shares issued and outstanding at September
  30, 2007 and December 31, 2006,
  respectively                                        24           23
 Additional paid-in capital                      212,545      208,044
 Accumulated deficit                              (1,938)     (16,062)
 Accumulated other comprehensive income            1,849          425
 Treasury stock                                  (13,616)           -
                                             ------------ ------------
Total stockholders' equity                       198,864      192,430
                                             ------------ ------------
Total liabilities and stockholders' equity      $223,244     $217,591
                                             ============ ============


                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                    AND OTHER COMPREHENSIVE INCOME
           (Unaudited, in thousands, except per share data)

                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                   2007      2006     2007      2006
                                 --------- -------- --------- --------

Revenues                          $36,932  $30,117  $104,857  $79,111
Cost of revenues (exclusive of
 depreciation and amortization
 expense shown below)              25,724   19,479    75,219   48,975
Selling, general and
 administrative                     6,391    4,789    18,425   14,421
Depreciation and amortization       2,406    1,876     7,201    4,796
                                 --------- -------- --------- --------
 Income from operations             2,411    3,973     4,012   10,919

Interest income                    (1,596)    (518)   (4,599)  (1,426)
Other income                       (2,599)     (73)   (5,837)     (74)
                                 --------- -------- --------- --------
Income before provision for
 income taxes                       6,606    4,564    14,448   12,419

Provision for income taxes            252    1,052       324    2,224
                                 --------- -------- --------- --------
Net income                          6,354    3,512    14,124   10,195
Foreign currency translation
 (gain) loss                            2     (375)     (373)    (357)
Unrealized (gain) loss on
 securities                            (7)    (100)      518      (36)
Minimum pension liability
 adjustment                        (1,595)       -    (1,569)       -
                                 --------- -------- --------- --------
Comprehensive income              $ 7,954  $ 3,987  $ 15,548  $10,588
                                 ========= ======== ========= ========

Basic earnings per share          $  0.27  $  0.19  $   0.60  $  0.55
Diluted earnings per share        $  0.27  $  0.18  $   0.59  $  0.54

Basic weighted average shares
 outstanding                       23,357   18,503    23,472   18,408
Diluted weighted average shares
 outstanding                       23,751   19,052    24,045   18,862


                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                   Nine Months Ended
                                                     September 30,
                                                  --------------------
                                                    2007       2006
                                                  ---------  ---------
OPERATING ACTIVITIES
Net income                                        $ 14,124   $ 10,195
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                       7,201      4,796
 Provision for doubtful accounts                       336          9
 Stock-based compensation                            3,911      1,875
 Management incentive plan                             256        256
 Unrealized gain on derivative                      (3,283)         -
 Deferred income taxes                                (425)     1,511
 Tax benefits from employee stock option
  exercises                                            (37)      (621)
Changes in operating assets and liabilities:
 Accounts receivable                                (2,166)   (10,339)
 Prepaid expenses and other assets                   1,932        680
 Accounts payable and accrued liabilities             (872)     5,951
 Deferred rent                                         648        150
 Deferred revenue                                      976        526
                                                  ---------  ---------
Net cash provided by operating activities           22,601     14,989

INVESTING ACTIVITIES
Proceeds from sale/maturities of marketable
 securities                                         77,460      5,000
Purchases of property and equipment                (20,080)   (11,767)
Purchases of marketable securities                 (69,933)   (15,000)
Acquisitions, net of cash received                       -     (8,968)
                                                  ---------  ---------
Net cash used in investing activities              (12,553)   (30,735)

FINANCING ACTIVITIES
Payments of capital lease obligation                   (43)      (363)
Tax benefits from employee stock option exercises       37        621
Proceeds from the exercise of stock options            621      1,079
Repurchase of common stock                         (13,616)         -
Costs incurred in public offering                     (168)         -
                                                  ---------  ---------
Net cash (used)/provided by financing activities   (13,169)     1,337
Effect of exchange rate changes on cash                 (2)        28
                                                  ---------  ---------
Net decrease in cash and cash equivalents           (3,123)   (14,381)
Cash and cash equivalents, beginning of period      80,880     27,760
                                                  ---------  ---------
Cash and cash equivalents, end of period          $ 77,757   $ 13,379
                                                  =========  =========

CASH PAID FOR:
 Income taxes                                     $    109   $    516

NON-CASH INVESTING AND FINANCING ACTIVITIES
 Unrealized loss on marketable securities         $    518   $     36

    CONTACT: PeopleSupport, Inc.
             Peter Hargittay
             Director of Marketing & Investor Relations
             T: 310-824-6182
             F: 310-824-6299
             phargittay@peoplesupport.com
             www.peoplesupport.com